Exhibit 10.2
FARMOUT AND ACQUISITION AGREEMENT
BETWEEN
INFINITY OIL AND GAS OF TEXAS, INC.
AND
FOREST OIL CORPORATION
for the
RODEO PROSPECT, BARNETT SHALE
located in
ERATH COUNTY, TEXAS
Dated and made Effective
DECEMBER 1, 2007

FARMOUT AND ACQUISITION AGREEMENT
Rodeo Prospect, Barnett Shale
Erath County, Texas
December 1, 2007
When executed in the manner hereinafter provided, this Farmout and Acquisition Agreement (“Agreement”) shall evidence and constitute the complete Agreement made effective on December 1, 2007 (the “Effective Date”) by and between Infinity Oil and Gas of Texas, Inc. “Infinity”) a Delaware corporation having its principal office at 633 Seventeenth Street, Suite 1800, Denver, Colorado 80202-2818 and Forest Oil Corporation, (“Forest”) a New York corporation having its principal office at 707 Seventeenth Street, Denver, Colorado 80202, concerning the Forest conducting oil and gas operations in the area above described so as to provide Forest the right to earn an interest in the oil, gas and mineral leases owned by Infinity as hereinafter described and other matters as set forth herein.
1. DESCRIPTION OF LEASES MADE SUBJECT TO THIS AGREEMENT
1.1 Farmout Lands
Infinity represents that it is the owner of an undivided One Hundred Percent (100%) interest in the oil, gas and mineral lease(s) and rights of way which are referred to on Exhibit “A” of this Agreement (hereinafter the “Leases”) and that the Leases cover approximately 34,000 net mineral acres, subject however to the provisions of the Participation Agreement and Joint Operating Agreements dated May 18, 2004, among Infinity and Longhorn Properties, LLC. The lands subject to the Leases on Exhibit “A” are referred to herein as the “Farmout Lands”, and are further identified as such on the plat attached hereto as Exhibit “A-1”.
2. DRILLING PROGRAM
2.1 Commitment to Drill
Subject to Section 3.1 hereof, Forest commits to drill, at its sole cost and expense, a ten (10) exploratory well program, or to spend a total of $20 million on exploration activity, (in either case, the “Drilling Program”) whichever occurs first, at locations of Forest’s choosing on the Farmout Lands. Upon completion of its earning obligation Forest will be the operator of the exploratory wells as well as the Bed Rock #1-H Well referenced in Paragraph 2.3 of this Agreement and will operate the wells under a mutually agreeable Joint Operating Agreement as further provided in Section 3.4, below. Forest agrees to consult with Infinity on well locations for wells drilled pursuant to this Agreement. On or before 60 days prior to the expiration of the primary term of a lease that Forest does not intend to extend by drilling under the terms of the Drilling Program (“Expiring Lease”), Forest shall notify Infinity and identify the Expiring Lease. Infinity shall thereafter have the right to propose the drilling of a well or wells deemed necessary to retain the Expiring Lease. Infinity’s well proposal and all operations associated with the well will be governed by the form of Joint Operating Agreement referenced in Section 3.4. of this Agreement.
2.2 Commencement of Operations
On or before March 15, 2008, Forest agrees to commence, or cause to be commenced, actual drilling of one or more wells at a location and depth of its choice on the Farmout Lands to test for oil, gas and associated liquid hydrocarbons.
Forest thereafter agrees to diligently prosecute operations hereunder at Forest’s sole cost, risk and expense, with due diligence and in a good and workmanlike manner and in compliance with all applicable provisions of the Lease(s) and with applicable rules and regulations of any governmental body having jurisdiction there over, until Forest has completed each well as a producer or has abandoned it as a dry hole in a sand or interval Forest has selected (the “Objective Depth”). Each well drilled to the Objective Depth and completed as a producer or abandoned as a dry hole shall hereafter be referred to as a

“Completed Well” provided that such well is drilled to a depth sufficient to penetrate the stratigraphic equivalent of the Barnett Shale Formation and the well is tested in such formation.
Actual drilling operations shall be deemed to have “commenced” in accordance with the terms of this Agreement at such point in time as a rig capable of conducting drilling operations to the Objective Depth has been rigged up on the well site.
2.3 Bed Rock #1-H Well
Infinity has previously drilled but not completed the Bed Rock #1-H Well described on Exhibit A-2 attached hereto. Forest shall reimburse Infinity for its costs associated with drilling the Bed Rock #1-H Well in the amount of One Million Four Hundred Fifty Thousand Dollars $1,450,000.00 (“Reimbursement Amount”). Upon execution and delivery of this Agreement, Forest shall wire transfer the Reimbursement Amount to the escrow agent designated under the Escrow Agreement dated December 27, 2007, among Infinity, Forest and Amegy Bank and applied by the escrow agent first to unpaid costs incurred in drilling said well. The Reimbursement Amount shall be included as expenditure for the Drilling Program and if the Bed Rock #1-H Well is subsequently completed in accordance with the terms of Section 2.2 then it will qualify as a Completed Well. Infinity shall secure and provide to Forest a Release of all liens in recordable form filed against the Farmout Lands prior to disbursement of the Reimbursement Amount.
2.4 Dry Hole
In the event Forest attempts a completion in a well drilled hereunder at the Objective Depth or at any other depth and such completion attempt(s) is unsuccessful and the well is plugged and abandoned as a dry hole, the costs incurred in drilling such well shall be included as expenditures for the Drilling Program as established in Section 2.1 above and such well will qualify as a Completed Well provided that such well is drilled to a depth sufficient to penetrate the stratigraphic equivalent of the Barnett Shale Formation and the well is tested in such formation.
2.5 Program Completion
The Drilling Program will be completed on or before April 1, 2009.
3. RIGHTS EARNED UPON COMPLETION OF PROGRAM
3.1 Earning Prior to Completion of Program
Forest shall be obligated to drill a minimum of three (3) Completed Wells on the Farmout Lands. If Forest drills a minimum of three Completed Wells on the Farmout Lands as provided herein then Forest shall earn an undivided seventy-five percent (75%) of Infinity’s interest in the approximate 350-acre units, associated with and surrounding each Completed Well, excepting all leasehold and lands retained by Infinity pursuant to Section 3.5. As a guiding principle in determining the acreage around each well, as to any vertical well the 350 acres surrounding the well shall approximate a square with the well in the center, and as to any horizontal well the 350 acres surrounding the well shall be a rectangle in which the lateral leg of the wellbore runs through the center of such rectangle. Within 30 days after Forest’s completion of three Completed Wells, Forest shall propose to Infinity the configuration of the 350-acre tract around each Completed Well to be earned by Forest. The parties shall negotiate in good faith to reach agreement on the configuration of the 350-acre tracts within 90 days after Forest’s completion of three Completed Wells in accordance with the principles stated herein. Until Forest drills three Completed Wells on the Farmout Acreage no interest shall be earned hereunder. If Forest has not completed the Drilling Program on or before April 1, 2009, but Forest has drilled at least three Completed Wells hereunder, then Infinity shall make an assignment, as provided in Section 3.2, of the interest earned in each of the Completed Wells.
3.2 Earning at Completion of Program
Upon completion of Ten Completed Wells, or Forest’s total expenditure of $20 million on the Drilling Program, whichever occurs first (“Completion Date”), Infinity will deliver to Forest an assignment and bill of sale for an undivided seventy-five percent (75%) of Infinity’s leasehold interest in the Farmout Lands in the form attached hereto as Exhibit “B” within the 350-acre units surrounding each Completed Well and an undivided fifty percent (50%) of Infinity’s leasehold interest in the remainder of the Farmout Lands, excepting all leasehold and lands retained by Infinity pursuant to Section 3.5. Within 30 days after Forest’s completion of each Completed Well, Forest shall propose to Infinity the configuration of the 350 acre tract around such Completed Well to be earned by Forest. The parties shall negotiate in good faith to reach agreement on the configuration of the 350-acre tract assigned to each Completed Well within 90 days after completion of such well and based upon the principles outlined in Section 3.1 This assignment to Forest shall be made by Infinity free and clear of any liens, mortgages or other encumbrances. In no event shall Infinity’s initial interest in each Lease covering the Farmout Lands be less than a 90% working interest, and any additional interest in the Farmout Lands earned or acquired by Infinity between the date hereof and the completion of the Drilling Program shall also be subject to this Section 3.2.
Infinity will deliver to Forest its proportionate share of not less than eighty percent (80%) net revenue interest leasehold and will not burden the Leases with any additional overriding royalty after the effective date of this Farmout Agreement.
3.3 Additional Assets Earned at Completion of Program
Upon completion of the Drilling Program as described in Section 3.2 above, Forest will also earn fifty percent (50%) of Infinity’s interest in infrastructure, contracts and data that currently support Infinity’s production, to include facilities, pipelines, salt water disposal well(s), surface agreement/contracts, license to 3-D seismic data and reprocessing within the Farmout Lands. The interest earned shall include the Taylor No. 1 SWD disposal well. The conveyance of the interest in such well shall be subject to a mutually agreed operating agreement that includes the following terms:
(a)	The parties shall share all cost associated with such well based on their proportionate monthly use allocated on a per-barrel basis;

(b)	The net profit derived from any third-party use of the well shall be divided equally between the parties.
3.4 Operating Agreement
Upon assignment of the interests as provided in Section 3.2, Infinity and Forest shall enter into a 1989 AAPL Model Form Operating Agreement as attached hereto as Exhibit “C” which shall govern all additional operations on the Farmout Lands. All costs and expenses arising after the Completion Date shall be borne by Forest and Infinity in accordance with their ownership interests.
3.5 Assets Excluded from Earning
Excluded from the assignment to Forest shall be all leasehold interest and personal property and other contractual rights to the extent such interests, property and rights are related to the wellbores described in Exhibit A-2 (except the Bed Rock #1-H Well), (hereinafter referred to as the “Existing Wells”) together with (a) the leasehold interests within the one hundred (100) acres surrounding each such Existing Well, as to all depths and any access rights necessary for the operation of the Existing Well and the marketing of the proceeds derived therefrom and (b) all proceeds of production attributable to such Existing Well insofar as the production from the well relates to the producing formation underlying all lands within the pooled unit for such well. As a guiding principle in determining the acreage around each Existing Well, as to any vertical well the 100 acres retained shall be as close to a square as reasonably practicable with the well in the center or such other shape as may be mutually agreed upon by the parties and as to any horizontal well the 100 acres retained shall be a rectangle in which the lateral leg of the wellbore runs through the center of such rectangle or such other shape as may be mutually agreed upon by the parties. Within 30 days after the date of this Agreement, Infinity shall propose to Forest the configuration of the 100-acre tract around each

Existing Well retained by Infinity. The parties shall negotiate in good faith to reach agreement on the configuration of each 100-acre tract retained within 90 days after the date of this Agreement and in accordance with the principles set forth herein. Notwithstanding the assignment of any interest earned under this Farmout Agreement in acreage within any designated units or proration units for Existing Wells, Forest shall not have any interest in the production from such Existing Wells.
4. REPORTING AND INFORMATION SHARING REQUIREMENTS
4.1 Initial Well.
Forest shall notify Infinity of the date on which operations commence on the wells to be drilled hereunder.
4.2 Information and Access
During the conduct of operations pursuant to this Agreement and within a reasonable time after each item is available, Forest shall, upon the request of Infinity, at Forest’s sole cost and expenses:
(a)	Permit Infinity’s authorized representatives to have full and complete access to the derrick floor at any reasonable time and to observe all operations at Infinity’s sole risk and expense;

(b)	Notify Infinity in sufficient time to have a representative present when Forest plans to run an electric log, to core or make any drill stem or production test;

(c)	Furnish Infinity with copies of all permits relating to the wells drilled hereunder.

(d)	Provide Infinity with copies of the daily drilling reports on any drilling or completion operations being conducted under the Farmout.

(e)	Two (2) copies of a composite electric log survey of the complete interval of the hole from the bottom of the surface casing to the well’s greatest depth, and two (2) copies of any and all other logs and surveys which are made;

(f)	Two (2) copies of all core records and drill stem or production tests if made;

(g)	Evidence of the depth drilled before abandoning or plugging such well;

(h)	One (1) copy of all forms filed with any governmental authority or agency, including, but not limited to, all reports filed with the Texas Railroad Commission;

(i)	One (1) copy on tape, disk or CD ROM of all open hole and cased hole wireline logs; and

(j)	Two (2) copies and a digital record of any directional survey made of the hole.
Nothing in this Agreement shall obligate Forest to secure or originate any of the information identified above. However, to the extent Forest does originate such information then that information shall be made available to Infinity upon Infinity’s request.
5. INDEMNITY
ALL OPERATIONS IN CONNECTION WITH THE DRILLING OF THE WELLS INCLUDED IN THE DRILLING PROGRAM SHALL BE PERFORMED AT FOREST’S SOLE RISK, COST AND EXPENSE, AND FOREST SHALL PROTECT, INDEMNIFY AND HOLD INFINITY HARMLESS FROM ALL LOSSES, COSTS, CLAIMS, EXPENSES, DAMAGES AND LIABILITIES INCLUDING ATTORNEY’S FEES AND COURT COSTS ARISING OUT OF OR CONNECTED WITH FOREST’S PERFORMANCE, OR FAILURE TO PERFORM, UNDER THIS AGREEMENT, OR THE ACTS OF OR FAILURE TO ACT BY FOREST’S AGENTS, EMPLOYEES, CONTRACTORS AND SUBCONTRACTORS.

The foregoing indemnity shall apply until Forest has earned its interest hereunder, after which point, it shall be superseded by the provisions of the applicable Joint Operating Agreement, provided, however, that upon completion of the three (3) Completed Wells, the only remedy for Forest’s failure to further perform hereunder shall be the loss of its right to earn the interests provided for in Section 3.2, above.
6. INSURANCE
6.1 Required Insurance Coverage
Throughout the Drilling Program, Forest shall maintain, at its sole cost, the insurance coverage in the types and amounts set forth below. In addition thereto and without in any way limiting the foregoing indemnification, Forest agrees that at all times while Forest is conducting operations pursuant to this Agreement, Forest will procure, carry and maintain in force policies of insurance, providing as a minimum, the following coverage relative to the activities hereunder:
(a)	Worker’s Compensation Insurance and Employer’s Liability Insurance as may be required to fully comply with the laws of the State of Texas.

(b)	Comprehensive General Liability Insurance with a single combined limit of $1,000,000.00 each accident for bodily injuries or death and property damage.

(c)	Comprehensive Automobile Liability and Property Damage Insurance with a single combined limit of $1,000,000.00 each accident for bodily injuries or death and property damage.

(d)	An Excess Liability Contract which provides coverage excess of the limits and inclusive of the scope of insurance provided in (a), (b) and (c) above. Limits of Liability: $5,000,000.00 combined single limit.

(e)	Operator’s Extra Expense Indemnity Insurance including coverage for well control, underground blowout, re-drilling expenses, removal of wreck or debris, seepage and pollution and cleanup and containment. The limit of such insurance shall not be less than $5,000,000 for any one occurrence.
Prior to commencement of operations under this agreement, upon request Forest shall furnish Infinity with Certificates of Insurance evidencing the above insurance coverage. Forest shall require its contractors and sub-contractors to comply with the Worker’s Compensation Laws of the State of Texas and to maintain such insurance, in such amounts as required hereunder for Forest.
The foregoing insurance requirements shall apply until Forest has earned its interest hereunder, after which point, it shall be superseded by the provisions of the applicable Joint Operating Agreement.
7. PAYMENTS BY INFINITY
Infinity shall retain responsibility for administration of the jointly held leases related to the Farmout Lands including payment of rentals and shut-in royalties. Forest shall reimburse Infinity for its proportionate share of the costs of rentals or royalties within 60 days after receipt of billing. The foregoing lease administration requirements shall apply until Forest has earned its interest hereunder, after which point, it shall be superseded by the provisions of the applicable Joint Operating Agreement.
8. ACCESS TO LEASE AND RELATED RECORDS OF INFINITY
Infinity agrees to make available to Forest, at reasonable times and intervals and at no additional cost, the lease files maintained by Infinity or in Infinity’s possession relative to the Farmout Lands, including any abstracts, title opinions and similar items. Forest may copy same at Forest’s sole cost and expense. Further, until Forest has earned its interests hereunder, any reliance by Forest on the information contained in such files shall be at the entire risk of Forest, the Infinity making no representation as to the accuracy of any such information. After Forest has earned an interest hereunder, the risk of loss due to reliance upon such information shall be governed by the Joint Operating Agreement. Infinity further agrees to allow Forest to secure and copy the names and addresses of parties on any pay deck or division of interest with respect to any portion of the Farmout Lands.
9. RELATIONSHIP OF PARTIES
This Agreement is not intended to create, and nothing herein contained shall be construed as creating, a partnership, joint venture or other relationship by which one party is liable for the obligations or acts, either of omission or commission, of the other party. Each of the parties hereto elects not to be treated as a partnership for any purpose under the Internal Revenue Code of 1986 and, specifically, each of the parties hereto elects, as authorized by Section 761(a) of the Internal Revenue Code of 1986, that operations covered by this Agreement be excluded from all of the provisions of Subchapter K of Chapter 1 of Subtitle A of the Internal Revenue Code of 1986 as amended and all applicable regulations thereunder.
In conducting its operations hereunder, Forest shall not be acting as Infinity’s agent, but rather as an independent contractor, and Infinity shall not be liable in any way for any debts, demands or claims incurred by or against Forest whether or not in connection with performance of this Agreement.
10. CONFIDENTIALITY
Without Forest’s prior written consent, Infinity shall not divulge information obtained from operations hereunder except to the extent required by appropriate governmental authority.
11. ABANDONMENT AND SURFACE RESTORATION
11.1 Obligation of Forest
As to Dry Holes drilled under the Drilling Program, Forest agrees that it shall, at its sole cost and expense, plug and abandon all wells drilled pursuant to this Agreement in accordance with all applicable rules and regulations of any governmental body having jurisdiction thereover. In addition, Forest shall, at its sole expense, restore the Farmout Lands and settle and dispose of all claims for damages arising from or in connection with operations conducted pursuant to this Agreement, including, but not limited to, damages to the land, surrounding waters and wildlife, and for loss of soil. Notwithstanding the foregoing, if Infinity elects to assume operatorship of any wells drilled hereunder, then from and after such assumption of operatorship, Infinity shall assume all costs and expenses of operations, including plugging, abandonment and site restoration with respect to the well for which Infinity has assumed operatorship.
As to any wells that produce and so become subject to a Joint Operating Agreement, the plugging and abandonment obligations relating thereto shall be governed by such Joint Operating Agreement.
12. NOTICE PROVISIONS
All geological reports, information and notices between Forest and Infinity shall be made to:
FOREST OIL CORPORATION
707 Seventeenth Street, Suite 3600
Denver, Colorado 80202
Attention: Land Manager
Business Phone: 303-812-1400
Facsimile: 303-812-1454
Email: vjluszcz@forestoil.com

INFINITY OIL AND GAS OF TEXAS, INC.
633 Seventeenth Street, Suite 1800
Denver, Colorado 80202
Attention: Renato Bertani
Business: 720-932-7800
Facsimile: 720-932-5409
Email: renato.bertani@tkges.com
13. GOVERNING LAW
This Agreement and all attachments hereto shall be governed by and interpreted in accordance with the laws of the State of Texas, without regard to the conflict of laws principles thereof.
14. INTERPRETATION IN EVENT OF CONFLICTING PROVISIONS
In the event of a conflict between the terms of this Agreement and the terms of any other agreement, exhibit or accounting procedure attached hereto, the terms of this Agreement shall control.
15. MARKETING CONTRACTS
The Leases and Farmout Lands are subject to a Gas Purchase Agreement dated May 15, 2005, between Infinity Oil and Gas of Texas, Inc. and Louis Dreyfus Gas Development L.P. (“Dreyfus”), as amended by a First Amendment to Gas Purchase Agreement dated December 16, 2005, and a Second Amendment to Gas Purchase Agreement, dated May 15, 2006 (“Gas Purchase Agreement”). The oil, gas and associated hydrocarbons related to the oil and gas leasehold interests earned by Forest under the terms of this Agreement shall be subject to the Gas Purchase Agreement. Paragraph 6.4 of the Gas Purchase Agreement provides that Infinity shall compensate Dreyfus on a quarterly basis to the extent the average daily quantity of gas actually delivered by Infinity is less than the average daily quantity that Infinity has agreed to deliver. Forest shall have no liability with respect to the obligations described under Section 6.4 of the Gas Purchase Agreement and Infinity shall indemnify and hold Forest harmless with respect to any claims made against Forest with respect to such obligations.
It is understood and agreed between the parties to this Agreement that there are no additional contractual commitments under any existing production marketing contracts which contain a contractual term in excess of thirty (30) days that would affect the interest of Infinity in the Farmout Lands.
16. INVALIDITY
If any provision of this Agreement is held to be invalid, such invalidity shall not, to the extent practicable, affect the remaining provisions.
17. SUCCESSORS AND ASSIGNS
This Agreement and its terms covenants and conditions hereof shall be covenants running with the leasehold estate hereinabove referred to and as such shall be binding upon and inure to all heirs, legal representatives, administrators, successors and assigns of the parties. Either party may freely assign this agreement to any of its affiliates. Any other proposed assignment may only be made with the written consent of the non-assigning party, such consent not to be unreasonably withheld. An affiliate of a party is any person or entity that controls, is controlled by or is under common control with, such party.
18. COUNTERPARTS
This Agreement may be executed in any number of counterparts, each of which shall be considered an original for all purposes.

19. EXHIBITS
The exhibits attached here and made a part of this “Agreement” are as follows:

Exhibit “A”:	List of Leases in Farmout Lands.

Exhibit “A-1”:	Map of Farmout Lands.

Exhibit “A-2”:	Excluded Wells.

Exhibit “B”:	Form of Assignment

Exhibit “C”:	Joint Operating Agreement
20. ENTIRE AGREEMENT
The terms of this Agreement constitute the entire contract between the parties and there shall be no Agreements, undertakings, obligations, promises assurances or conditions, whether precedent or otherwise, except those specifically set forth in this Agreement.
EXECUTED, ACCEPTED and AGREED on the 27th day of December, 2007 by:

INFINITY OIL AND GAS OF TEXAS, INC.

By: /s/ Stanton E. Ross

Name:	Stanton E. Ross
Title:	Chief Executive Officer

FOREST OIL CORPORATION

By: /s/ Mark E. Bush

Name:	Mark E. Bush
Title:	Vice President, Eastern Business Unit